date:	May 23, 2006
for release:	Immediate
contact:	Investor Contact:
Gary J. Morgan, Vice President of Finance, CFO
215-723-6751, gmorgan@met-pro.com

Met-Pro Corporation Announces Financial Results
for the First Quarter Ended 4/30/2006

Harleysville, PA, May 23 - Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE:MPR), today announced the Company’s financial results for the first quarter ended April 30, 2006.

Sales for the first quarter ended April 30, 2006 were $19.8 million, which was 10% above last year’s first quarter sales of $17.9 million.

Net income for the first quarter ended April 30, 2006 totaled $1.2 million compared with $1.3 million for the same period last year. The decline in net income was primarily due to $0.3 million of non-recurring and non-capitalized expenses resulting from the relocation of Met-Pro’s Sethco and Mefiag Divisions, and the expansion of the Company’s Netherlands and Telford, Pennsylvania facilities. Excluding these non-recurring relocation and expansion charges, Met-Pro’s pro forma net income was $1.5 million, an increase of 10% over the first quarter ending April 30, 2005.

Additionally, as required by a new accounting standard, a non-cash charge for stock options was expensed for the first time this quarter, resulting in $0.1 million of additional expenses without a comparable charge in the same quarter in 2005.

Basic and diluted earnings per share were $0.11 compared with the $0.12 earned during last year’s first quarter. Excluding non-recurring charges, Met-Pro’s pro forma basic and diluted earnings per share were $0.13, an increase of 8% over last year’s first quarter.

The Company’s backlog of orders is a record high at $21.5 million compared with $18.3 million for the first quarter ended April 30, 2005, an increase of 18%. Substantially all of the backlog that existed as of April 30, 2006 is expected to be shipped during the current fiscal year.

Met-Pro’s bookings of new orders for the first quarter, which were the second highest of any quarter in the Company’s history, totaling $23.8 million, decreased 4% when compared with $24.7 million for the same period last year, which was the highest quarter in the Company’s history.

“We are pleased with the results for the first quarter as we build for the future,” said De Hont. “Our quotation activity remains high and we continue to achieve solid bookings. The non-recurring relocation and expansion expenses incurred during the first quarter were an investment for a long-term gain in efficiency. Excluding these non-recurring expenses, earnings grew nicely over the comparable quarter last year. The significant orders in the first quarter, combined with steady quotation activity, give us continued optimism about our future prospects.”

On March 9, 2006, the Company paid a quarterly dividend of $0.0625 per share to shareholders of record at the close of business on February 24, 2006. In addition, the Board of Directors, at their meeting on April 5, 2006, declared a quarterly dividend of $0.0625 per share payable June 7, 2006 to shareholders of record at the close of business on May 26, 2006. This represents a 7.5% increase over the same period last year and follows a four-for-three stock split, which was paid on November 15, 2005. This is the thirty-first consecutive year the Company has paid a cash or stock dividend.

Continued Page 2

Met-Pro Corporation/Page 2

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included at the end of this press release is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles as well as certain Regulation G disclosures.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, manufactures and sells product recovery and pollution control equipment for purification of air and liquids and fluid handling equipment for corrosive, abrasive and high temperature liquids. The company, established in 1966, provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.

Met-Pro Corporation
Condensed Consolidated Balance Sheet
(unaudited)

	April 30, 2006	January 31, 2006
Assets
Current assets	$55,473,036	$54,004,947
Property, plant and equipment, net	15,803,718	13,838,221
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other assets	1,015,440	1,020,844
Total assets	$93,091,107	$89,662,925

Liabilities and shareholders’ equity
Current liabilities	$16,623,909	$17,142,747
Long-term debt	5,723,812	2,723,586
Other liabilities	2,301,464	2,258,354
Total liabilities	24,649,185	22,124,687

Shareholders’ equity	68,441,922	67,538,238
Total liabilities and shareholders’ equity	$93,091,107	$89,662,925

Continued Page 3

Met-Pro Corporation Page 3

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended
	April 30,
Net sales	$19,779,041	$17,927,612
Cost of goods sold	13,923,682	11,973,337
Gross profit	5,855,359	5,954,275

Operating expenses
Selling	1,896,179	1,954,263
General and administrative	2,362,923	2,093,458
Income from operations	1,596,257	1,906,554

Interest expense	(59,805)	(66,052)
Other income, net	239,208	126,989
Income before taxes	1,775,660	1,967,491

Provision for taxes	568,212	649,273

Net income	$1,207,448	$1,318,218

Basic earnings per share (1)	$.11	$.12
Diluted earnings per share (1)	$.11	$.12

Average common shares outstanding:
Basic shares (1)	11,199,599	11,175,641
Diluted shares (1)	11,439,813	11,286,592

 (1)   On October 10, 2005, the Board of Directors declared a four-for-three stock split which was paid on November 15, 2005 to shareholders of  record on November 1, 2005. All references in the financial statements to per share amounts and number of shares outstanding give effect to the split.

Consolidated Business Segment Data
(unaudited)

	Three Months Ended April 30,
	2006	2005
Net sales
Product recovery/pollution control equipment (2)	$10,659,665	$8,824,534
Fluid handling equipment (2)	9,119,376	9,103,078
	$19,779,041	$17,927,612

Income from operations
Product recovery/pollution control equipment (2)	$722,097	$722,328
Fluid handling equipment (2)	874,160	1,184,226
	$1,596,257	$1,906,554

	April 30, 2006	January 31, 2006
Identifiable assets
Product recovery/pollution control equipment (2)	$39,872,106	$40,526,378
Fluid handling equipment (2)	29,017,825	28,308,734
	68,889,931	68,835,112
Corporate	24,201,176	20,827,813
	$93,091,107	$89,662,925

 (2)   Effective February 1, 2006, Sethco Division was transferred from the Product Recovery/Pollution Control Equipment Segment to the Fluid Handling Equipment Segment. The business segment information above for the three month period ended April 30, 2005 and the period ended January 31, 2006 was restated to reflect this change.

Continued Page 4

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Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)

Three Months Ended April 30,
2006	2005
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
Net income	$1,207,448	$1,318,218
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	370,964	374,519
Deferred income taxes	(553)	(589)
(Gain) loss on sale of property and equipment, net	(4,410)	12,198
Stock-based compensation	81,800	-
Allowance for doubtful accounts	(79,003)	23,066
(Increase) decrease in operating assets:
Accounts receivable	1,740,117	206,313
Inventories	(1,147,983)	(2,402,889)
Prepaid expenses, deposits and other current assets	86,777	57,228
Other assets	(2,250)	(1,950)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(1,072,742)	(264,409)
Customers’ advances	262,518	623,810
Other non-current liabilities	549	549

Net cash provided by (used in) operating activities	1,443,232	(53,936)

Cash flows from investing activities
Proceeds from sale of property and equipment	4,410	12,330
Acquisitions of property and equipment	(2,227,748)	(261,596)

Net cash (used in) investing activities	(2,223,338)	(249,266)

Cash flows from financing activities
Proceeds from new borrowing	3,602,921	-
Reduction of debt	(330,508)	(300,910)
Exercise of stock options	55,232	184,146
Payment of dividends	(699,820)	(648,524)

Net cash provided by (used in) financing activities	2,627,825	(765,288)
Effect of exchange rate changes on cash	29,778	(13,122)

Net increase (decrease) in cash and cash equivalents	1,877,497	(1,081,612)

Cash and cash equivalents at February 1	17,683,305	20,889,476

Cash and cash equivalents at April 30	$19,560,802	$19,807,864

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Met-Pro Corporation Page 5

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP") follows. Although Met-Pro Corporation believes that these non-GAAP financial measures provide useful information to investors about its financial condition and results of operations, this information should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Management's statements regarding the reasons why it believes the presentation of the non-GAAP financial information in this press release provides useful information to its investors, and any other material purposes for which management uses this non-GAAP financial information, are set forth in Met-Pro’s Current Report on Form 8-K to which this press release is attached as an exhibit.

The following table reconciles net income, and basic and diluted earnings per share, excluding non-recurring and non-capitalized expenses resulting from the relocation of the Company’s Sethco and Mefiag Divisions, and the expansion the Company's Netherlands and Telford, Pennsylvania facilities, as well as net income, and basic and diluted earnings per share calculated in accordance with generally accepted accounting principles for the first quarter ended April 30, 2006 and 2005:

Met-Pro Corporation
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure
(unaudited)

	Three Months Ended
	April 30,
	2006	2005
Income before tax as reported	$1,775,660	$1,967,491
Add: Non-recurring charges	357,267	-
Adjusted income before tax	$2,132,927	$1,967,491

Net income as reported	$1,207,448	$1,318,218
Add: Non-recurring charges	242,942	-
Adjusted net income	$1,450,390	$1,318,218

Basic earnings per share as reported	$.11	$.12
Adjusted basic earnings per share	$.13	$.12

Diluted earnings per share as reported	$.11	$.12
Adjusted diluted earnings per share	$.13	$.12

Average common shares Outstanding:
Basic shares	11,199,599	11,175,641
Diluted shares	11,439,813	11,286,592
 Adjusted for four-for-three stock split.

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